                                                                   EXHIBIT 15.1

                     [ARTHUR ANDERSEN & CO. LETTERHEAD]



November 8, 1996



Stone Energy Corporation
625 East Kaliste Saloom Road
Lafayette, LA 70508

Gentlemen:

We are aware that Stone Energy Corporation has incorporated by reference in its Registration Statement its Form 10-Q's for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, which include our reports dated May 2, 1996, August 2, 1996 and October 24, 1996 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/  ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP